SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                       (Amendment No.         )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant  [   ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a
       -6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

                    Homeland Holding Corporation
           (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[ X ]  No fee required.
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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       fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:

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                      Homeland Holding Corporation
                    2601 N.W. Expressway, Suite 1100E
                       Oklahoma City, OK 73112


               NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON THURSDAY, JULY 9, 1998


To the Stockholders of Homeland Holding Corporation:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Homeland Holding Corporation ("Company") will be held at the Hilton Inn Northwest, 2945 N.W. Expressway, Oklahoma City, Oklahoma, on Thursday, July 9, 1998, at 8:00 a.m., Oklahoma City, Oklahoma time, to consider the following matters:

       1.      the election of seven directors;

       2. a proposal to amend the Homeland Holding Corporation 1997 Directors Stock Option Plan;

       3. a proposal to ratify Coopers & Lybrand L.L.P. as independent auditors for fiscal year 1998; and

       4. the transaction of any other business as may properly be brought before the Annual Meeting.

       Details concerning those matters to come before the meeting are set forth in the accompanying Proxy Statement for your information.

       The Form 10-K of your Company for the fiscal year ended January 3, 1998, is enclosed. We hope you will find them informative.

       Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on May 18, 1998, as the date for determining stockholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of the Company's common stock, $0.01 par value, will entitle the holder thereof to one vote on all matters which may properly come before the Annual Meeting.

                               By Order of the Board of Directors,

                               Terry Marczewski
                               Assistant Secretary

Dated: June 8, 1998


                       __________________________

                           PROXY STATEMENT
                       __________________________


       This Proxy Statement is being furnished in connection with the 1998 Annual Meeting of Stockholders ("Annual Meeting") of Homeland Holding Corporation ("Company") to be held at the Hilton Inn Northwest, 2945 N.W. Expressway, Oklahoma City, Oklahoma, on Thursday, July 9, 1998, at 8:00 a.m., Oklahoma City, Oklahoma time. This Proxy Statement and the accompanying materials will be mailed on or about June 8, 1998, to stockholders of record as of the record date.

       At the Annual Meeting, the stockholders will consider three matters:
(1) the election of directors of the Company; (2) a proposal to amend the Homeland Holding Corporation 1997 Non-Employee Directors Stock Option Plan ("Directors Stock Option Plan"); and (3) a proposal to ratify Coopers & Lybrand, L.L.P. ("Coopers & Lybrand") as the independent auditors to the Company for fiscal year 1998.

       The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting has been established as of the close of business on May 18, 1998. On that date, the Company had 4,985,871 issued and outstanding shares of Common Stock, par value $0.01 ("Common Stock"), of which 1,189,808 shares are held by the Company and Homeland Stores, Inc. ("Stores"), the wholly-owned subsidiary of the Company, in the Class 5 Disputed Claim Reserve ("Disputed Claim Reserve") pursuant to the First Amended Joint Plan of Reorganization of Homeland Stores, Inc. and Homeland Holding Corporation, as amended ("Plan of Reorganization").

       A complete list of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting will be available for inspection during normal business hours at the principal executive offices of the Company for ten days prior to the Annual Meeting and will be available at the Annual Meeting.

       Holders of record are entitled to one vote for each share held of record on each matter properly before the Annual Meeting and the presence of the holders of a majority of the shares of Common Stock, in person or by proxy, will be necessary for a quorum.

       The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for the election of directors and for the approval of the other matters to be submitted to the stockholders at the Annual Meeting. The Company and Stores will vote the shares of Common Stock in the Disputed Claim Reserve in the same proportion as the other shares of Common Stock are voted at the Annual Meeting. Abstentions and broker non-votes will not be included for purposes of voting.

       This enclosed Proxy is being solicited by the Board of Directors. Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of Proxies and, upon request, will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of Proxies, which is expected to be nominal.

       Any holder of Common Stock returning his, her or its Proxy may revoke the Proxy at any time prior to its exercise: (a) by giving written notice of revocation to the Company; (b) by voting in person at the Annual Meeting; or
(c) by executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to the Company at its principal executive offices:

                     Homeland Holding Corporation
                       Oil Center, Suite 1100E
                      2601 Northwest Expressway
                    Oklahoma City, Oklahoma  73112
                        Attn: Secretary

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       On May 13, 1996, the Company and Stores filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). The Plan of Reorganization was confirmed by the Bankruptcy Court on July 19, 1996, became effective on August 2, 1996, and effected a change in control of the Company and Stores.

       Under the Plan of Reorganization, each holder of a general unsecured claim against the Company or Stores is entitled to receive his, her or its ratable share of 4,450,000 shares of Common Stock, based on the amount of such holder's claim relative to all of the general unsecured claims. As of May 18, 1998, 3,260,192 of these shares have been distributed to the holders of general unsecured claims and 1,189,808 of these shares are held by the Company and Stores in the Disputed Claim Reserve pursuant to the Plan of Reorganization.

       Set forth below is certain information as of May 18, 1998, regarding the beneficial ownership of the Common Stock: (a) by each person known by the Company to have beneficial ownership of more than 5% of the Common Stock of the Company; (b) by each director and each Named Executive Officer (as defined below), individually; and (c) by all directors and officers as a group:

                                              Shares
                                            Beneficially         Percent of
Name of Beneficial Owner                        Owned               Class
Soros Fund Management, L.L.C. (1)              630,815              12.65%
888 Seventh Avenue, 33rd Floor
New York, New York 10106

Jeffrey D. Tannebaum (2)                       540,196              10.87%
Fir Tree Partners
1211 Avenue of the Americas
New York, New York 10036

Franklin Resources, Inc. (3)                   405,662               8.14%
777 Mariners Island Boulevard
San Mateo, California 94404

John A. Shields (4) (5)                         11,498                *
David B. Clark (6)                                -                   -
Steve M. Mason (7) (8)                          12,665                *
Terry M. Marczewski (7)                         12,000                *
Prentess E. Alletag (8)                         12,792                *
Robert E. (Gene) Burris (4)                     10,000                *
Edward B. Krekeler, Jr. (4)                     10,000                *
Laurie M. Shahon (4)                            10,000                *
William B. Snow (4)                             10,000                *
David N. Weinstein (4)                          10,000                *

Officers and directors as a group (10 persons)  98,955               1.95 %
_____________________
* Less than 1%

(1) Based on the Schedule 13G filed by Soros Fund Management L.L.C., these shares are held for the accounts of Quantum Partners (as defined below) and Quasar Partners (as defined below). Soros Fund Management, L.L.C., a Delware limited liability company, serves as principal investment manager to Quantum Partners LDC, a Cayman Island exempted duration company ("Quantum Partners"), and Quasar International Partners, C.V., a Netherlands Antilles limited partnership ("Quasar Partners"), and as such, has been granted investment discretion over the shares.

(2) Based on the Schedule 13D filed by Jeffrey Tannebaum and Fir Tree Partners, these shares are for the accounts of Fir Tree Value Fund, L.P., Fir Tree Institutional Value Fund, L.P. and Fir Tree Value Partners L.L.C. Mr. Tannebaum is the sole shareholder, officer, director and principal of Fir Tree Partners and he serves as general partner of the Fir Tree Value Fund L.P. and the Fir Tree Institutional Value Fund L.P. and as an investment advisor to the Fir Tree Value Partners L.L.C.

(3) Based on the Schedule 13G filed by Franklin Resources, Inc., these shares are beneficially-owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin Resources, Inc.

(4) Stock options for 15,000 shares were granted to each non-employee director under the Directors Stock Option Plan in 1997. The options are exercisable ratably over three years commencing July 15, 1997, and will expire on July 15, 2007.

(5)    Mr. Shields is the beneficial owner of 1,498 shares of Common Stock.

(6) Mr. Clark was granted stock options to purchase 100,000 shares in accordance with his employment agreement with the Company. The options become exercisable ratably over five years commencing February 17, 1999, and will expire on February 17, 2008. On June 1, 1998, Mr.
       Clark will be granted stock options to purchase an additional 30,000 shares at the fair market value on such date.

(7) Messrs. Mason, Marczewski and Alletag were awarded stock options pursuant to the Homeland Holding Corporation 1996 Stock Option Plan in May, 1997, covering 12,000, 12,000 and 12,000 shares, respectively. The options are exercisable as of January 1, 1998, and will expire on May 13, 2007.

(8) Mr. Mason is the beneficial owner of 324 shares of Common Stock and 341 New Warrants.

(9) Mr. Alletag is the beneficial owner of 386 shares of Common Stock and 406 New Warrants.




                              PROPOSAL ONE

                         ELECTION OF DIRECTORS

       The Board of Directors consists of seven directors. Under the Bylaws, each director serves for a term of one year commencing at the annual meeting of stockholders at which he or she is elected and ending at the annual meeting of stockholders at which his or her successor is elected.

       The following is certain information about the current directors, each of whom has been nominated for re-election as a director at the Annual Meeting:

                                                                 Director
       Name                  Age            Position              Since

Robert E. (Gene) Burris       51            Director                1996
David B. Clark                45            Director                1998
Edward B. Krekeler, Jr.       54            Director                1996
Laurie M. Shahon              46            Director                1996
John A. Shields               55            Director                1993
William B. Snow               66            Director                1996
David N. Weinstein            39            Director                1996

       Robert E. (Gene) Burris became a director of the Company on August 2, 1996. Since 1988, Mr. Burris has been President of the United Food and Commercial Workers' Union ("UFCW") Local No. 1000, which represents approximately 91% of Stores' unionized employees. Since February, 1995, Mr. Burris has been the Chief Executive Officer and owner of G&E Railroad, a retail store. Under the modified union agreement into which Stores entered with the UFCW in connection with its restructuring under the Plan of Reorganization, the UFCW is entitled to designate one director of the Company and Stores. Mr. Burris is the designee of the UFCW.

       David B. Clark became President, Chief Executive Officer and a director of the Company and Stores in February, 1998. Prior to joining the Company, Mr. Clark served as Senior Vice President, Operations and Distribution, of Bruno's, Inc. from 1995 to 1996 and Executive Vice President, Merchandising and Distribution, of Bruno's, Inc. from 1996 to February, 1998. Bruno's, Inc., a $2.8 billion sales grocery chain with over 200 stores, filed a voluntary proceeding under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court in February, 1998. From 1992 to 1995, Mr. Clark was Vice President, Operations, and subsequently Executive Vice President, Merchandising and Operations, for the Cub Foods Division of Super Value, Inc., responsible for stores producing sales volume of $1.7 billion.

       Laurie M. Shahon became a director of the Company on August 2, 1996. Ms. Shahon has been President of Wilton Capital Group, a private direct investment firm since January, 1994. Ms. Shahon previously served as Vice Chairman and Chief Operating Officer of Color Tile, Inc. in 1989. From 1988 to 1993, she served as Managing Director of '21' International Holdings, Inc., a private holding company. From 1980 to 1988, she was Vice President of Salomon Brothers Inc, where she was founder and head of the retailing and consumer products group. From 1976 to 1980, Ms. Shahon was an Associate with Morgan Stanley & Co. Incorporated. Ms. Shahon is a director of One Price Clothing Stores, Inc. and Ames Department Stores, Inc.

       John A. Shields became a director of the Company in May, 1993, and became Chairman of the Board in September, 1997. Mr. Shields has been the Chairman and Chief Executive Officer of Delray Farms Fresh Markets, a retail perishables specialty chain, since January, 1994. From 1983 to 1993, he served as President, Chief Executive Officer, Chief Operating Officer and a member of the Board of Directors of First National Supermarkets. Mr. Shields is a director of D.I.Y. Home Warehouse, Inc., Delray Farms, Inc., Wild Oats Markets, Inc. and Shore Bank, Inc.

       William B. Snow became a director of the Company on August 2, 1996.
Mr. Snow has served as Vice Chairman of Movie Gallery, Inc., the second largest video specialty retailer in the United States, since 1994. From 1985 to 1994, he was Executive Vice President and a director of Consolidated Stores Corporation. From 1980 to 1985, Mr. Snow was Chairman, President and Chief Executive Officer of Amermark, Inc., a diversified supermarket retailer and institutional food service distributor. From 1974 to 1980, he was President of Continental Foodservice, Inc. From 1966 to 1974, Mr. Snow was Senior Vice President of Hartmarx, Inc. Mr. Snow is a director of Movie Gallery, Inc. and Action Industries, Inc.

       David N. Weinstein became a director of the Company on August 2, 1996. He is the Managing Director of the High Yield Capital Markets group at BancBoston Securities, Inc. From 1993 to March, 1996, he served as Managing Director and High Yield Capital Market Specialist of Chase Securities, Inc. From 1990 to 1993, Mr. Weinstein was head of the Capital Markets group in the High Yield Department of Lehman Brothers and later was a director in the High Yield/Private Financing Group of Smith Barney Shearson. Mr. Weinstein is also a director of Ithaca Industries, Inc.

       No family relationships exist among the directors and the officers of the Company.

       The election of each nominated director requires a majority of the votes cast at the Annual Meeting. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the enclosed Proxy or, if such stockholder wishes to vote in person, on the ballot to be distributed at the Annual Meeting. The persons named in the enclosed Proxy will vote the shares of Common Stock covered by such Proxy for the election of the nominees set forth above, unless instructed to the contrary.

       Prior to the Annual Meeting, Directors who are not employees of the Company have been paid an annual retainer of $15,000, a meeting fee of $1,000 for each meeting of the Board of Directors and each committee thereof which they attend personally and a meeting fee of $250 for each meeting of the Board of Directors and each committee thereof in which they participate by telephone. Commencing immediately after the Annual Meeting, Directors who are not employees of the Company will be paid an annual retainer of $20,000, a meeting fee of $1,000 for each meeting of the Board of Directors and each committee thereof which they attend personally and a meeting fee of $500 for each meeting of the Board of Directors and each committee thereof in which they participate by telephone.

       During 1997, the Board of Directors had five meetings. Each director (other than Mr. Weinstein) has attended at least 75% of the meetings of the Board of Directors. Mr. Weinstein attended 60% of the meetings of the Board of Directors.

       The Company has three standing committees: an Audit Committee (consisting of Messrs. Krekeler (Chairman) and Burris and Ms. Shahon) which is responsible for recommending the independent auditor to the Company and reviewing the audit conducted by the independent auditor; a Compensation and Benefits Committee ("Compensation Committee") (consisting of Messrs. Snow (Chairman) and Shields and Ms. Shahon) which is responsible for reviewing executive compensation and benefits and making recommendations with respect thereto; and an Executive Committee (consisting of Messrs. Shields (Chairman), Krekeler and Snow) which is responsible for the strategic direction and guidance for the growth and development of the Company. During 1997, the Audit Committee, the Compensation and Benefits Committee and the Executive Committee have each had meetings.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-ELECTION OF THE DIRECTORS.

                              PROPOSAL TWO

         APPROVAL OF AMENDMENT TO DIRECTORS STOCK OPTION PLAN

       At the Annual Meeting, stockholders will also be asked to consider and approve an amendment to the Directors Stock Option Plan to increase the maximum number of options that may be granted under the Directors Stock Option Plan to purchase shares of Common Stock from 90,000 to 200,000. A proposed form of amendment to the Directors Stock Option Plan is set forth in Exhibit A to the Proxy Statement.

       The purpose of the Director Stock Option Plan is to attract and to retain individuals of outstanding competence as members of the Board of Directors and to encourage ownership among the Board of Directors.

       Assuming that the proposed amendment to the Directors Stock Option Plan is approved, the Compensation Committee intends to adopt a regular program of granting stock options to non-employee directors. Under this regular program, each non-employee director will be granted options to purchase 5,000 shares of Common Stock on the business day immediately following each annual meeting of the stockholders commencing with the Annual Meeting.

       The summary contained in this section is not intended to be complete and reference should be made to the Directors Stock Option Plan, set forth in Exhibit B to the Proxy Statement, for a full description of the terms of the Directors Stock Option Plan.

       The Directors Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the power to interpret and to carry out the provisions of the Directors Stock Option Plan. Any non-employee director is eligible to participate in the Directors Stock Option Pan.

       The Compensation Committee determines the medium and the time of payment of the exercise price of each option granted. Unless the Compensation Committee otherwise determines, each option becomes exercisable ratably over a two-year period or immediately in the event of a "change of control," as defined in the Directors Stock Option Plan.

       The option price of each option is not permitted to be less than the fair market value as determined in accordance with the Directors Stock Option Plan. Any option granted under the Directors Stock Option Plan expires and terminates on the earliest of: (a) ten years from the date the option is granted; (b) termination of the optionee's directorship for cause; and (c) 45 days after termination of service as a director other than as a result of removal for cause.

       The Compensation Committee may from time to time amend, suspend, or discontinue the Directors Stock Option Plan or amend any option granted, provided, however, no such action of the Compensation Committee may, without approval of the stockholders, alter the provisions of the Directors Stock Option Plan: (a) to materially increase the benefits accruing to participants;
(b) to materially increase the number of securities; or (c) to materially modify the requirements as to eligibility for participation and no amendment may, without the consent of the optionee, affect any then outstanding options or unexercised portions thereof.

       A person who holds an option under the Directors Stock Option Plan generally would not recognize income as a result of the grant of the option, but would normally recognize compensation taxable at ordinary income rates upon the exercise of the option to the extent that the fair market value on the date of the exercise of the option exceeds the option price paid (unless the share of Common Stock remains subject to a "substantial risk of forfeiture"). The Company will be allowed a deduction for federal income tax purposes in the same amount as the person realized ordinary income.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE DIRECTORS STOCK OPTION PLAN.


                          PROPOSAL THREE

                     RATIFICATION OF AUDITORS

       The Board of Directors has selected Coopers & Lybrand as the independent auditors to examine and to report on the financial statements of the Company for fiscal year 1998. At the Annual Meeting, the stockholders will consider a proposal to ratify the selection of Coopers & Lybrand.

       Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND.

                         EXECUTIVE OFFICERS

       The officers of the Company are be elected by the Board of Directors at their annual meeting or at any regular or special meeting of the Board of Directors and are elected to hold office until the next succeeding annual meeting.

BIOGRAPHICAL INFORMATION

       Set forth below is certain information concerning each current executive officer of the Company or Stores:

                                                              Years with the
                                                              Company and/or
                          Age        Position                     Safeway

John A. Shields            55     Chairman of the Board                 5
David B. Clark             45     President and Chief                  <1
                                   Executive Officer
Steven M. Mason*           43     Vice President - Marketing           27
Terry M. Marczewski        43     Vice President, Controller and        3
                                   Assistant Secretary
Prentess E. Alletag, Jr.*  51     Vice President- Human Resources      30

*Messrs. Mason and Alletag only serve as officers for Stores.

       John A. Shields became a director of the Company in May, 1993, and became Chairman of the Board in September, 1997. Mr. Shields has been the Chairman and Chief Executive Officer of Delray Farms Fresh Markets, a retail perishables specialty chain, since January, 1994. From 1983 to 1993, he served as President, Chief Executive Officer, Chief Operating Officer and a member of the Board of Directors of First National Supermarkets. Mr. Shields is a director of D.I.Y. Home Warehouse, Inc., Delray Farms, Inc., Wild Oats Markets, Inc. and Shore Bank, Inc.

       David B. Clark became President, Chief Executive Officer and a director of the Company and Stores in February, 1998. Prior to joining the Company, Mr. Clark served as Senior Vice President, Operations and Distribution, of Bruno's, Inc. from 1995 to 1996 and Executive Vice President, Merchandising and Distribution, of Bruno's, Inc. from 1996 to February, 1998. Bruno's, Inc., a $2.8 billion sales grocery chain with over 200 stores, filed a voluntary proceeding under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court in February, 1998. From 1992 to 1995, Mr. Clark was Vice President, Operations, and subsequently Executive Vice President, Merchandising and Operations, for the Cub Foods Division of Super Value, Inc., responsible for stores producing sales volume of $1.7 billion.

       Steven M. Mason joined Safeway, Inc. ("Safeway") in 1970 and the Oklahoma Division of Safeway in 1986. At the time of the Company's organization, he was serving as Special Projects Coordinator for the Oklahoma Division. In November, 1987, he joined Stores and, in October, 1988, he was elected to the position of Vice President - Retail Operations. In October, 1993, Mr. Mason was elected to the position of Vice President - Marketing.

       Terry M. Marczewski joined the Company in April, 1995, became the Chief Accounting Officer, Assistant Treasurer and Assistant Secretary in May, 1995, and Vice President and Controller in December, 1996. From July, 1994, to April, 1995, he was the controller at Fleming Companies, Inc. - Scrivner Group. From 1990 to July, 1994, Mr. Marczewski was the Vice President and Controller at Scrivner, Inc., the nation's third largest grocery wholesaler, prior to its acquisition by Fleming Companies, Inc.

       Prentess Alletag. Jr. joined the Oklahoma Division of Safeway in October, 1969, where, at the time of the Company's organization, he served as Human Resources and Public Affairs Manager. In November, 1987, Mr. Alletag joined Stores as Vice President - Human Resources.

COMPENSATION

       Summary of Cash and Certain Other Compensation

       The following table provides certain summary information concerning compensation paid or accrued by the Company to, or on behalf of, the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company (hereinafter referred to as the "Named Executive Officers") for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995:

                               SUMMARY COMPENSATION TABLE

                                                   Long-Term
                                                  Compensation     All other
Name and Principal Position  Year  Salary  Bonus  Option Awards Compensation (3)


David B. Clark (1)          1997     -         -        -              -
President, Chief
Executive Officer and
Director

James A. Demme(2)(4)        1997  $172,115 $   -    $   -            $3,181
Former Chairman,            1996   200,000  200,000  135,000          4,675
President and Chief         1995   200,000  100,000     -             4,396
Executive Officer

Larry W. Kordisch(2)(4)     1997  $166,154 $150,000 $                $2,387
Former Executive Vice Pres. 1996   150,000  150,000   62,500          1,539
Finance, Chief Financial    1995   126,923  100,000     -             3,907
Officer and Secretary

Steven M. Mason(4)          1997  $135,519 $ 24,469 $ 12,000         $2,865
Vice President -            1996   130,500  130,500     -             2,620
Marketing                   1995   130,500   19,575     -             6,414

Terry M. Marczewski(2)(5)   1997  $ 98,462 $ 17,813 $   -            $   86
Vice President and          1996    90,000   45,000     -                86
Controller                  1995    69,326   20,000     -                43


(1)    Mr. Clark joined the Company in February, 1998.

(2)    Messrs. Demme and Kordisch resigned from the Company in September,
       1997,	and in May, 1998, respectively.

(3) Personal benefits provided to the Named Executive Officer under various Company programs do not exceed 10% of total annual salary and bonus reported for the Named Executive Officer.

(4) The Company provides reimbursement for medical benefit insurance premiums for certain of the Named Executive Officers. These persons obtain individual private medical benefit insurance policies with benefits substantially equivalent to the medical benefits currently provided under the Company's group plan. The Company also provides life insurance premiums for executive officers, including certain Named Executive Officers and one other executive officer, who obtain private term life insurance policies with benefits of $500.00 per person. Amounts paid during 1997 are as follows: James A. Demme, $2,581; Larry W. Kordisch, $1,859; and Steven M. Mason, $2,705.

(5)    Mr. Marczewski joined the Company in April, 1995.

The following table sets forth certain information with respect to grants of options to the Named Executive Officers during 1997:

                      Option Grants in Last Fiscal Year

                                                   Potential Realized Value at
                                                      Assumed Rates of Stock
                                                         Appreciation for
                       Individual Grants                   Option Terms

                  		          		% of Total
 		                 Number of    Options
		                  Securities  Granted to
		                  Underlying  Employes in
		                   Options     Fiscal
       Name          Granted     Year     Price      Date      5%        10%

Steven M. Mason      12,000(1)  26.1%    $6.50  May 13, 2007 $49,054  $124,312

Terry M. Marczewski  12,000(1)  26.1%    $6,50  May 13, 2007 $49,054  $124,312


       (1) The options are exercisable in their entirety on January 1, 1998. As of March 18, 1998, none of these options have been exercised.

       Employment Agreements

       On February 17, 1998, the Company entered into an employment agreement with David B. Clark, the Company's President and Chief Executive Officer, for an indefinite period. The agreement provides a base annual salary of $250,000, subject to increase from time to time at the discretion of the Board of Directors. Mr. Clark is also entitled to participate in the Company's incentive plan with a target annual bonus of 75% of his base annual salary.
The agreement also provides for (a) relocation expenses of up to $45,000 as it relates to the sale and the relocation of his residence; (b) a company car;
(c) a temporary residence in Oklahoma City up to six months; (d) reimbursement of travel expenses up to two round trips per month; and (e) a loan of $125,000. Under the agreement, Mr. Clark is entitled to participate in the Company's employee benefit plans and programs generally available to employees and senior executives, if any. At the commencement of Mr. Clark's employment, he was granted options to purchase 100,000 shares of Common Stock of Holding at an exercise price of $5.50 per share and, on June 1, 1998, Mr. Clark will be granted additional options to purchase 30,000 shares of Common Stock of Holding at an exercise price equal to the fair market value of the Common Stock as of such date. If the Company terminates Mr. Clark's employment for any reason other than cause or disability or his employment is terminated by Mr. Clark after February 16, 1999, following a change of control or certain trigger events (each as defined), Mr. Clark will receive
(a) his annual base salary, (b) a pro rata amount of incentive compensation for the portion of the incentive year that precedes the date of termination, and (c) continuation of welfare benefit arrangements for a period of one year after the date of termination. Mr. Clark's loan of $125,000 from the Company will be deemed to be canceled with all accrued interest if he remains in continuous employment until February 16, 2001, or upon his termination of employment on or after February 16, 1999, following a change in control or trigger event.

       On September 26, 1995, the Company entered into an employment agreement with Larry W. Kordisch, the Company's Executive Vice President-Finance and Chief Financial Officer. The agreement provides for a base salary of not less than $150,000, subject to increase from time to time at the discretion of the Board of Directors. Mr. Kordisch is also entitled to participate in the Management Incentive Plan based upon the attainment of performance objectives as the Board of Directors shall determine from time to time. The agreement was amended in April, 1996 and on September 19, 1997, to provide that, if the agreement is terminated by the Company for other than cause or disability prior to December 31, 1999, or is terminated by Mr. Kordisch following a change of control or a trigger event (as defined), Mr. Kordisch is entitled to receive (a) payment, which would not be subject to any offset as a result of his receiving compensation from other employment, equal to two years' salary, plus a pro rata amount of the incentive compensation for the portion of the incentive year that precedes the date of termination, and (b) continuation of welfare benefit arrangements for a period of two years after the date of termination. In addition, the September 19, 1997, amendment also provides Mr. Kordisch with a minimum guaranteed bonus of $100,000 for fiscal 1997 plus a special bonus of $50,000 for the additional duties performed as acting chief executive officer.

       On April 28, 1998, the Company entered into a letter agreement with Larry W. Kordisch in connection with his termination of employment with the Company. Pursuant to the terms of the letter agreement, the Company agreed to provide Mr. Kordisch with the following: (a) reimbursement of health insurance benefits under his current plan through December 31, 1998; (b) a lump sum payment of $63,333; and (c) his company car.

       On February 25, 1998, the Company entered into agreements with Steven
M. Mason, Vice President of Marketing, and Terry M. Marczewski, Vice President and Controller. The agreements provide that in the event their employment is terminated prior to December 31, 1998, for any reason other than cause or disability, the Company will continue to pay them their base salary for a period of one year plus a pro rata target amount of the incentive compensation for the portion of the incentive year that precedes the date of termination.

       On January 8, 1997, the Company entered into a settlement agreement (the "Settlement Agreement") with Alfred F. Fideline, Sr., the Company's former Vice President - Retail Operations, in connection with his termination of employment with the Company. Pursuant to the terms of the Settlement Agreement, the Company agreed to provide Mr. Fideline with the following: (a) medical and dental benefits through December 31, 1997; (b) payment of his base salary through January 2, 1998; and (c) conveyance of the Company car.

       Management Incentive Plan

       The Company maintains a Management Incentive Plan to provide incentive bonuses for members of its management and its key employees. Bonuses are determined according to a formula based on both corporate, store and individual performance and accomplishments or other achievements and are paid only if minimum performance and/or accomplishment targets are reached. At minimum performance level, the bonus payout ranges from 25% to 50% of salaries for officers (as set forth in the plan), including the Chief Executive Officer. Maximum bonus payouts range from 100% to 200% of salary for officers and up to 200% of salary for the Chief Executive Officer. Performance levels must significantly exceed target levels before the maximum bonuses will be paid. Under limited circumstances, individual bonus amounts can exceed these levels if approved by the Compensation Committee. Incentive bonuses paid to managers and supervisors vary according to their reporting and responsibility levels. The plan is administered by the Compensation Committee, all of whom are ineligible to participate in the plan. Incentive bonuses earned for Named Executive Officers under the plan for performance during fiscal year 1997 are included in the Summary Compensation Table.

       Retirement Plan

       The Company maintains a retirement plan in which all non-union employees, including members of management, participate. Under the plan, employees who retire at or after age 65 and after completing five years of vesting service (defined as calendar years in which employees complete at least 1,000 hours of service) will be entitled to retirement benefits equal to 1.50% of career average annual compensation (including basic, overtime and incentive compensation) plus .50% of career average annual compensation in excess of the social security covered compensation, such sum multiplied by years of benefit service (not to exceed 35 years). Retirement benefits will also be payable upon retirement beginning at age 55, at rates actuarially reduced from those payable at normal retirement. Benefits are paid in annuity form over the life of the employee or the joint lives of the employee and his or her spouse or other beneficiary.

       Under the retirement plan, estimated annual benefits payable to the Named Executive Officers of the Company upon retirement at age 65, assuming no changes in covered compensation or the social security wage base, would be as follows: David B. Clark, $52,946; Steven M. Mason, $88,539; and Terry M. Marczewski, $60,038.

       Management Stock Option Plan

       In December, 1996, pursuant to the Plan of Reorganization, the Board of Directors adopted the Homeland Holding Corporation 1996 Stock Option Plan ("Stock Option Plan"). The Stock Option Plan, which is administered by the Compensation Committee, provides for the granting of options to purchase up to an aggregate of up to 432,222 shares of Common Stock. Options granted under the Stock Option Plan are "non-qualified options." The option price of each option must not be less than the fair market value as determined by the Compensation Committee. Unless the Compensation Committee otherwise determines, options become exercisable ratably over a five-year period or immediately in the event of a "change of control" as defined in the Stock Option Plan. Each option must be evidenced by a written agreement and must expire and terminate on the earliest of (a) ten years from the date the option is granted; (b) termination for cause; and (c) three months after termination for other than cause.

COMPENSATION COMMITTEE REPORT

       The Compensation Committee is composed entirely of non-employee directors. The Compensation Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executives which seek to enhance the profitability of the Company and to assure the ability of the Company to attract and to retain executive employees with competitive compensation. Actions by the Compensation Committee are reported to the Board of Directors and, in appropriate cases, ratified by the Board of Directors prior to implementation.

       The compensation program of the Company seeks specifically to motivate the executives of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on continued growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company.

      	Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares reasonably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's financial performance, the individual's achievement of particular nonfinancial goals within his or her responsibility and other contributions made by the officer to the Company's success.

       In addition to base salary, certain executives, including the Chief Executive Officer, may earn an incentive of up to 200% of such executive's base pay. The compensation policies of the Company are general and subjective both as to salary and as to the other components of the compensation program. The Company's compensation program also includes benefits typically offered to executives of similar businesses to promote management stability, consisting of a retirement plan, stock option plan and employment agreements.

       David B. Clark, the President and Chief Executive Officer, joined the Company in February, 1998, after the close of fiscal year 1998. The terms of Mr. Clark's employment were determined by negotiation between the Company and Mr. Clark. See "Compensation - Employment Contracts."

                                       William B. Snow, Chairman
                                       Laurie M. Shahon
                                       John A. Shields

                    COMPENSATION COMMITTEE INTERLOCKS
                       AND INSIDER PARTICIPATION

       None of the persons serving on the Compensation Committee during fiscal year 1997 was an officer or an employee of the Company or Stores or was formerly an officer or an employee of the Company or Stores. There are no interlocks with respect to the Compensation Committee.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Mr. Gene Burris, a director of the Company, is President of UFCW Local No. 1000, which represents approximately 91% of the Company's unionized employees. Pursuant to the Modified Union Agreements, the UFCW has the right to designate one member of the Board of Directors of Company and Stores. Mr. Burris is the designee of the UFCW.

                         PERFORMANCE GRAPH

       The Common Stock commenced trading on the NASDAQ National
Market System on April 14, 1998, under the symbol "HMLD." Accordingly, the Company does not have a full year of trading history for fiscal year 1997 and can not prepare a graph which reflects the yearly percentage change in cumulative total shareholder return.

       During the period from April 14, 1997, to the end of fiscal year 1997, the price per share of the Common Stock declined from $8.25 to $6.50. Management believes that, in contrast, the Standard & Poor's 500 Stock Index and the market generally, including the Company's peer group, increased by substantial percentages during the same period.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act requires directors, executive officers and persons who are the beneficial owners of more than 10% of any class of any equity security of the Company to file reports with the Securities and Exchange Commission.

       Two directors failed to file timely reports under Section 16(a) for the year ended January 3, 1998. John A. Shields failed to file a Form 4 to report his acquisition of 298 shares of Common Stock at a purchase price of $7.875 on September 5, 1997, and reported such acquisition on his Form 5. William B. Snow filed his Form 5 on February 19, 1998, two days after his Form 5 was required to be filed.

                      STOCKHOLDERS' PROPOSALS

       The Board of Directors will consider proposals of the stockholders intended to be presented for action at the 1999 Annual Meeting of Stockholders. For a shareholder proposal to be considered by the Board of Directors, it must be received by the Secretary of the Company at the principal executive offices of the Company no later than February, 1999.

                          OTHER MATTERS

       Management of the Company does not know of any other matters to be brought before the meeting. If any other matter properly comes before the Annual Meeting, it is intended that the holders of Proxies will act in respect thereof in accordance with their best judgment.

       A COPY OF ITS REPORT ON FORM 10-K FOR THE 1997 FISCAL YEAR ENDED JANUARY 3, 1998, IS BEING MAILED IN THIS PROXY STATEMENT TO EACH OF THE STOCKHOLDERS OF RECORD ON MAY 18, 1997, AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE. IF YOU HAVE NOT RECEIVED YOUR COPY, THE COMPANY WILL PROVIDE A COPY WITHOUT CHARGE (A REASONABLE FEE WILL BE CHARGED FOR EXHIBITS), UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, ATTENTION: SECRETARY.


                              EXHIBIT A

                            Amendment to
                Homeland Stores, Inc. 1997 Non-Employee
                   Directors Stock Option Plan


3. Stock. The capital stock subject to options under the Plan shall be authorized but unissued shares of Common Stock, par value $0.01 per share ("Common Stock"), of Holding, subject to adjustment in accordance with the Plan. Subject to adjustment in accordance with the Plan, the total number of shares of Common Stock on which options may be granted under the Plan may not exceed, in the aggregate, 200,000 shares. If any option outstanding under the Plan expires or terminates for any reason prior to the end of the period during which options may be granted under the Plan, the shares of Common Stock covered by the unexercised portion of such option may again be subject to an option under the Plan.


                                EXHIBIT B


                    HOMELAND HOLDING CORPORATION
             THE 1997 NON-EMPLOYEE DIRECTORS OPTION PLAN

       1. Purpose. This Homeland Holding Corporation 1997 Non-Employee Directors Stock Option Plan (the "Director Stock Option Plan" or "Plan") is intended to attract and retain individuals of outstanding competence as members of the Board of Directors and to encourage stock ownership among the Board of Directors of Homeland Holding Corporation ("Holding") and its subsidiaries in order to increase their proprietary interest in the success of Holding. The term "Homeland" means Holding and its subsidiaries.

       2. Administration. The Plan shall be administered by the Board of Directors of Holding ("Board") or, if the Board decides that the Plan should be so administered, by a committee ("Committee") of at least two (2) members of the Board appointed by the Board. Upon the appointment of a Committee, the Board of Directors shall cease to administer the Plan and the Committee shall administer the Plan.

       The Board or, if there is a Committee, the Committee shall determine the persons who may participate in the Plan and, subject to the provisions of the Plan, the extent, the terms and the conditions of their participation.

       The interpretation and the construction by the Board or, if there is a Committee, the Committee of any provision of the Plan or any option granted under the Plan and any determination by the Board or, if there is a Committee, the Committee pursuant to any provision of the Plan or any such option shall be final and conclusive. No member of the Board or the Committee, if any, shall be liable for any action or any determination taken or made in good faith and the members of the Board and the Committee, if any, shall be entitled to indemnification and advancement of expenses as provided in the Bylaws of Holding.

       3. Stock. The capital stock subject to options under the Plan shall be authorized but unissued shares of Common Stock, par value $0.01 per share ("Common Stock"), of Holding, subject to adjustment in accordance with the Plan. Subject to adjustment in accordance with the Plan, the total number of shares of Common Stock on which options may be granted under the Plan may not exceed, in the aggregate, 90,000 shares. If any option outstanding under the Plan expires or terminates for any reason prior to the end of the period during which options may be granted under the Plan, the shares of Common Stock covered by the unexercised portion of such option may again be subject to an option under the Plan.

       4. Terms and Conditions of Stock Options. All of the options granted under the Plan shall comply with, and be subject to the following provisions:

               4.1. Eligibility. The individuals who are eligible to receive options under the Plan are directors of Homeland.

       4.2. Option Price. The option price for each option shall be not less than the fair market value as determined in accordance with
Section 5.

       4.3. Term of Option. Any option granted under the Plan shall expire and terminate on, and shall not be exercisable after, the earliest of (a) ten (10) years from the date the option is granted; (b) termination of the optionee's directorship for cause; and (c) forty-five (45) days after termination of service as a director other than as a result of removal for cause.

       4.4. Medium and Time of Payment. The Board or, if there is a Committee, the Committee shall determine the medium and the time of payment of the exercise price of each option granted under the Plan. Unless the Board or the Committee otherwise determines, the exercise price shall be paid in cash at the time at which the option is exercised.

       If so determined by the Board or the Committee, the exercise price may (a) be paid in cash; (b) be paid by transferring to Holding shares of Common Stock equal in value (as determined by the Board or, if there is a Committee, the Committee) to the exercise price; or (c) be paid in cash in an amount equal to the par value of the shares of Common Stock with a binding obligation to pay the balance of the exercise price on terms and subject to conditions determined by the Board or, if there is a Committee, by the Committee. The Board or, if there is a Committee, may at the time that it grants an option, in its sole discretion, grant an optionee the right to convert an unexercised option to a cash payment equal to the difference between the exercise price and the fair market value of the shares of Common Stock covered thereby on the date of conversion (as determined in accordance with Section 5).

       4.5. Written Agreement. Each option shall be evidenced by a written agreement, which shall state, inter alia, the total number of shares of Common Stock covered thereby.

       4.6. Date of Exercise. The date on which options are exercisable shall be determined by the Board or, if there is a Committee, by the Committee. Unless the Board or the Committee otherwise determines, each option shall become exercisable at a rate equal to 50% of the number of shares covered thereby on the first anniversary and the remaining 50% of the number of shares covered thereby on the second anniversary. After becoming exercisable, an option may be exercised at any time and from time to time in whole or in part until expiration or termination of the option.

       If there is a change in control of Holding, all options granted under this Plan shall be immediately exercisable and each optionee shall have the right to exercise the optionee's option at any time prior to the expiration of the option.

       The term "change of control" means (a) the earliest date a new shareholder or related group of new shareholders acquires beneficial ownership of 30% or more of the then issued and outstanding Common Stock, (b) the date on which Holding ceases to own all of the issued and outstanding capital stock of Homeland Stores, Inc. or (c) the date on which Holding or Homeland Stores, Inc. disposes of 50% or more of its assets.

       4.7 Adjustments. The Board or, if there is a Committee, the Committee may adjust the number and kind of shares covered by each outstanding option and the price per share thereof for each outstanding option as the Board or the Committee, as the case may be, determines, in its sole discretion and good faith, is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Homeland; (b) any merger, consolidation, separation, reorganization or partial or complete liquidation; or (c) any other corporate transaction or event having an effect similar to any of the foregoing events.

       The Board or, if there is a Committee, the Committee may adjust the number or kind of shares on which options may be granted to persons participating under the Plan as the Board or, if there is a Committee, the Committee, as the case may be, determines, in its sole discretion and in good faith, is appropriate to reflect any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Homeland.

       No fractional shares shall be issued upon any exercise of an option following an adjustment and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

       4.8. Assignability. No option is assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by the optionee.

       4.9. Optionee's Agreement. If, at the time of the exercise of any option, it is necessary, appropriate or advisable, in order to comply with any applicable laws or regulations relating to the sale of securities, that an optionee exercising an option agree that the optionee will purchase the shares of Common Stock covered by the option for investment and not with any present intention to resell those shares or make other agreements, the optionee will execute and deliver to Holding an agreement in form and substance requested by Holding.

       4.10. Rights as a Shareholder. An optionee has no rights as a shareholder with respect to shares covered by an option until the date of the issuance of the shares of Common Stock to the optionee and only after such shares are fully paid.

       4.11. Other Provisions. The written agreements required under the Plan may contain such other terms and conditions as the Board or, if there is a Committee, the Committee deems appropriate or advisable.

       5. Fair Market Value. Fair market value shall be determined by the Board or, if there is a Committee, the Committee as provided in this
Section 5.

       The term "fair market value" shall mean (a), if the shares are listed on a national securities exchange, the closing price on the date on which the fair market value is to be determined or, if none of the shares were traded on that date, on the immediately preceding date on which shares were traded;
(b), if the shares are quoted on an inter-dealer quotation system, the closing "asked" price on the date on which fair market value is to be determined or, if such closing "asked" price is not available, the last sales price on such date or, if no shares were traded on such date, on the immediately preceding date on which shares were traded; or (c), if the shares are not listed on a national securities exchange or quoted on an inter-dealer quotation system, the value determined by the Board or the Committee, as the case may be, taking into account such factors reflecting value as they deem appropriate.

       6. Term of Plan. No stock option shall be granted pursuant to the Plan after July 15, 2007.

       7. Amendments. The Board may from time to time amend, suspend, or discontinue the Plan or amend any option granted thereunder; provided, however, no such action of the Board may, without approval of the shareholders, alter the provisions of the Plan so as to (a) materially increase the benefits accruing to participants under the Plan; (b) material increase the number of securities which may be issued under the Plan; or (c) materially modify the requirements as to eligibility for participation in the Plan and no amendment may, without consent of the optionee, affect any then outstanding options or unexercised portions thereof.

       8. No Obligation to Exercise Option. The granting of an option does not impose any obligation upon the optionee to exercise the option.


                      PROXY/VOTING INSTRUCTION CARD

                      HOMELAND HOLDING CORPORATION
                       OKLAHOMA CITY, OKLAHOMA

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
       ANNUAL MEETING OF STOCKHOLDERS ON JULY 9, 1998.


       The undersigned hereby appoints David B. Clark and Terry M.
Marczewski, and each of them, each with the power to appoint his substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of Homeland Holding Corporation held of record by the undersigned on May 18, 1998, at the Annual Meeting of Stockholders to be held on July 9, 1998, at 8:00 a.m., Oklahoma City, Oklahoma time, at the Hilton Inn Northwest, 2945 N.W. Expressway, Oklahoma City, Oklahoma, or at any adjournments thereof, upon the matters set forth below and described in the notice and the proxy statement for such meeting, copies of which have been received by the undersigned, and, in their discretion, upon all other matters which may come before such meeting. Without limiting the general authorization hereby given, such attorneys are instructed to vote as follows on the matters set forth below:

(1)     Election of Directors

       	[    ] FOR all nominees listed below
               (except as marked to the contrary)

       	[    ] WITHHOLD AUTHORITY
 		            to vote for all nominees listed below

       INSTRUCTION - TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

       Robert E. (Gene) Burris, David B. Clark, Edward B. Krekeler, Jr., Laurie M. Shahon, John A. Shields, William B. Snow and David N. Weinstein

(2) Proposal to amend the Homeland Holding Corporation 1997 Non-Employee Directors Stock Option Plan

       FOR [   ]     AGAINST [    ]    ABSTAIN [    ]

(3) Proposal to ratify the selection of Coopers & Lybrand, L.L.P. as auditor for fiscal year 1998

       FOR [   ]     AGAINST [    ]    ABSTAIN [    ]

(4) In their discretion, upon such other matters as may properly come before the Annual Meeting

      	AUTHORIZED [   ]    NOT AUTHORIZED [    ]

       Please mark, date and return this Proxy in the enclosed envelope as soon as possible, even though you plan to attend the Annual Meeting.

       To help our preparations, please check here if you plan to attend:
[   ]

SIGN HERE EXACTLY AS NAME(S) APPEAR(S) ABOVE.

                                               Date:


                                               Date:

       Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a limited liability company or partnership, please sign in limited liability company or partnership name by authorized person.

       If your address has changed, please note new address:

Address:                                       Zip Code: